Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-147300, 333-158209, and 333-159899 on Form S-8 of our report dated June 30, 2009, relating to the consolidated financial statements of Cryoport, Inc. and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Cryoport, Inc. for the year ended March 31, 2009.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
June 30, 2009